EQUINOX FUNDS TRUST

Schedule A to the Distribution Plan

Amended and Restated as of December 31, 2013

Fund/Share Class	Maximum Rule 12b-1 Fee
Equinox Campbell Strategy Fund
Class A	0.25%
Class C	1.00%
Class P	0.25%
Equinox Chesapeake Strategy Fund
Class A	0.25%
Equinox Crabel Strategy Fund
Class A	0.25%
Equinox EquityHedge U.S. Strategy Fund
Class A	0.25%
Class C	1.00%
Equinox Quest Tracker Index Fund
Class A	0.25%
Class P	0.25%